Exhibit 99.1

News Release

RAYONIER REPORTS FIRST QUARTER 2026 RESULTS

•First quarter net loss attributable to Rayonier of ($12.4) million (or ($0.05) per diluted share), pro forma net income of $17.4 million (or $0.07 per share), and Adjusted EBITDA of $94.1 million.
•Successfully completed transformative merger of equals with PotlatchDeltic on January 30, 2026.
•Repurchased $31.1 million of shares at an average price of $20.98 per share.
•As of March 31, 2026, Rayonier had $2.06 billion of debt outstanding and $681.7 million of cash.
WILDLIGHT, FL — May 6, 2026 — Rayonier Inc. (NYSE:RYN) today reported first quarter net loss attributable to Rayonier of ($12.4) million, or ($0.05) per diluted share, on revenues of $276.8 million. This compares to net loss attributable to Rayonier of ($3.4) million, or ($0.02) per diluted share, on revenues of $82.9 million in the prior year quarter.
The first quarter results included $69.5 million of costs (net of tax) related to the merger with PotlatchDeltic1 and a $0.9 million inventory purchase price adjustment (net of tax) in cost of sales,2 which was partially offset by a $40.3 million income tax benefit from the release of a valuation allowance.3 Excluding these items and adjusting for pro forma net income adjustments attributable to noncontrolling interests,4 first quarter pro forma net income5 was $17.4 million, or $0.07 per share. This compares to pro forma net loss5 of ($2.7) million, or ($0.02) per share, in the prior year period.
The following table summarizes the current quarter and comparable prior year period results. Consolidated results for the first quarter of 2026 include the operations of PotlatchDeltic for the period from January 31, 2026 through March 31, 2026.

	Three Months Ended
(millions of dollars, except earnings per share (EPS))	March 31, 2026		March 31, 2025
	$	EPS	$	EPS

Revenues	$276.8		$82.9

Net loss attributable to Rayonier	($12.4)	($0.05)	($3.4)	($0.02)
Pro forma items net of tax:
Costs related to the merger with PotlatchDeltic[1]	69.5	0.27	—	—
Inventory purchase price adjustment in cost of sales[2]	0.9	—	—	—
Tax benefit from valuation allowance release[3]	(40.3)	(0.16)	—	—
Income from operations of discontinued operations[6]	—	—	(2.5)	(0.02)
Restructuring charges[7]	—	—	1.1	0.01
Net cost on legal settlements[8]	—	—	1.7	0.01
Pro forma net income (loss) adjustments attributable to noncontrolling interests[4]	(0.2)	—	0.4	—
Pro forma net income (loss)[5]	$17.4	$0.07	($2.7)	($0.02)

First quarter operating loss was ($45.7) million versus operating income of $0.1 million in the prior year period. First quarter operating loss included $70.4 million of costs related to the merger with PotlatchDeltic1 and a $1.2 million inventory purchase price adjustment in cost of sales.2 Excluding these items, pro forma operating
1 Rayonier Way, Wildlight, FL 32097 904-357-9100

income5 was $25.9 million. This compares to pro forma operating income5 of $1.2 million in the prior year period. First quarter Adjusted EBITDA5 was $94.1 million versus $27.1 million in the prior year period.
The following table summarizes operating income, pro forma operating income,5 and Adjusted EBITDA5 for the current quarter and the comparable prior-year period. The presentation reflects the addition of the Wood Products segment and the renaming of the Pacific Northwest Timber segment following the merger with PotlatchDeltic (as further described below).

	Three Months Ended March 31,
	Operating (Loss) Income		Pro forma Operating Income (Loss)[5]		Adjusted EBITDA[5]
(millions of dollars)	2026	2025	2026	2025	2026	2025
Southern Timber	$12.4	$10.1	$12.4	$10.1	$45.5	$27.0
Northwest Timber	(0.4)	0.3	(0.4)	0.3	8.6	5.9
Wood Products	(1.0)	—	0.1	—	6.8	—
Real Estate	27.4	(1.0)	27.4	(1.0)	46.2	2.0
Corporate and Other	(82.8)	(9.3)	(12.3)	(8.2)	(11.8)	(7.9)
Intersegment Eliminations[9]	(1.2)	—	(1.2)	—	(1.2)	—
Total	($45.7)	$0.1	$25.9	$1.2	$94.1	$27.1

Cash provided by operating activities was $34.6 million versus $27.7 million in the prior year period. Cash available for distribution (CAD)5 was $90.2 million, which increased $69.9 million versus the prior year period due to higher Adjusted EBITDA5 ($67.1 million) and higher cash interest received (net) ($11.0 million), partially offset by higher capital expenditures ($8.4 million).
“During the first quarter, we generated total Adjusted EBITDA of $94.1 million, reflecting two months of post-merger contribution from the legacy PotlatchDeltic businesses following the successful closing of our merger of equals on January 30th,” said Mark McHugh, President and Chief Executive Officer. “In addition to delivering solid financial results to start the year, I am extremely proud of the collaboration, focus and dedication that our team has demonstrated as we’ve executed on integration initiatives.”
“In our Southern Timber segment, Adjusted EBITDA of $45.5 million increased 68% versus the prior year quarter, largely due to the contribution of approximately 1.0 million tons of harvest volume from the PotlatchDeltic timberlands. In Northwest Timber, Adjusted EBITDA of $8.6 million was 45% higher than the prior year quarter, primarily due to 116,000 tons of incremental harvest volume from the PotlatchDeltic timberlands.”
“In our newly established Wood Products segment, we generated Adjusted EBITDA of $6.8 million, as lumber price realizations trended higher through the first quarter.”
“In our Real Estate segment, Adjusted EBITDA totaled $46.2 million—above the high-end of our prior guidance for the quarter—as we continued to see strong momentum across our real estate categories. Notably, our real estate results for the quarter included a $22.5 million land sale to a solar developer at over $10,000 per acre.”

1 Rayonier Way, Wildlight, FL 32097 904-357-9100

PotlatchDeltic Corporation Merger and Changes to Reportable Business Segments
On January 30, 2026, Rayonier completed the previously announced merger with PotlatchDeltic Corporation (“PotlatchDeltic”). Accordingly, PotlatchDeltic’s balance sheet and results of operations are included in our consolidated financial statements from and after the date of acquisition.
As a result of the merger, we revised our reportable business segments to include a new “Wood Products” segment, which manufactures and sells lumber, plywood and residual products at seven mills located in Arkansas, Idaho, Michigan and Minnesota. We further renamed the Pacific Northwest Timber segment to “Northwest Timber,” reflecting the addition of approximately 623,000 acres of timberlands in Idaho. Within our Southern Timber segment, we revised our price reporting to reflect delivered log prices rather than net stumpage realizations, reflecting the change in the prevalent mode of sale following the addition of approximately 1.5 million acres to the segment through the merger.
Southern Timber
First quarter sales of $88.7 million increased $37.7 million, or 74%, versus the prior year period. Harvest volumes increased 76% to 2.78 million tons versus 1.58 million tons in the prior year period, primarily driven by 1.0 million tons of incremental volume from the PotlatchDeltic timberlands. Average delivered pine sawtimber prices decreased to $44.59 per ton versus $47.69 per ton in the prior year period, primarily reflecting changes in geographic mix associated with the expanded Southern Timber footprint, as well as modestly weaker market conditions. Average delivered pine pulpwood prices decreased to $30.20 per ton versus $37.83 per ton in the prior year period, reflecting geographic mix impacts from the expanded footprint, as well as softer pulpwood markets. Meanwhile, weighted-average prices on stumpage sales (including hardwood) decreased to $16.65 per ton versus $18.11 per ton in the prior year period, largely attributable to the geographic mix shift due to the merger. Operating income of $12.4 million increased $2.2 million versus the prior year period due to higher volumes ($6.7 million) and higher non-timber income ($4.8 million), partially offset by higher depletion expense ($3.4 million), lower prices ($3.3 million) and higher costs ($2.5 million).
First quarter Adjusted EBITDA5 of $45.5 million was 68%, or $18.5 million, above the prior year period.
Northwest Timber
First quarter sales of $32.1 million increased $10.3 million, or 47%, versus the prior year period. Harvest volumes increased 38% to 361,000 tons versus 261,000 tons in the prior year period, primarily driven by 116,000 tons of incremental volume from legacy PotlatchDeltic timberlands. Idaho harvest activity was limited during the first quarter due to extended spring break-up conditions following a relatively mild winter. Average delivered prices for sawtimber increased to $94.37 per ton versus $90.58 per ton in the prior year period, primarily reflecting geographic mix due to the addition of Idaho sawtimber (most of which is indexed to lumber prices), which more than offset modestly lower prices in the Pacific Northwest. Average delivered pulpwood prices increased to $36.82 per ton versus $30.05 per ton in the prior year period, primarily due to improved pulpwood demand and less competition from sawmill residuals. Operating loss of ($0.4) million versus operating income of $0.3 million in the prior year period was driven by higher costs ($2.4 million) and higher depletion expense ($1.3 million), partially offset by higher volumes ($1.5 million), higher prices ($1.2 million) and higher non-timber income ($0.3 million).
First quarter Adjusted EBITDA5 of $8.6 million was 45%, or $2.7 million, above the prior year period.
Wood Products
First quarter sales totaled $108.5 million, consisting of $87.2 million of lumber sales and $21.3 million of plywood, residual, and other sales. Improved supply-demand conditions due to capacity curtailments announced last year, coupled with seasonal restocking ahead of the spring building season, drove higher lumber prices throughout the first quarter, particularly for southern yellow pine. Lumber shipments totaled 199 MMBF, with average lumber price realizations of $437 per thousand board feet. While shipment volumes were
1 Rayonier Way, Wildlight, FL 32097 904-357-9100

impacted by adverse weather in both our Northern and Southern mills, overall manufacturing costs per unit remained stable. Industrial plywood demand and costs were also relatively stable during the quarter.
First quarter operating loss and Adjusted EBITDA5 were ($1.0) million and $6.8 million, respectively.
Real Estate
First quarter sales of $59.8 million increased $49.6 million versus the prior year period, while operating income of $27.4 million increased $28.3 million versus the prior year period. Sales and operating income increased primarily due to higher acres sold (7,695 acres sold versus 1,031 acres sold in the prior year period), partially offset by lower weighted-average prices ($7,280 per acre versus $8,308 per acre in the prior year period).
Improved Development sales of $6.6 million included $3.5 million from the Heartwood development project south of Savannah, Georgia and $3.1 million from the Chenal Valley development project in Little Rock, Arkansas. Sales in Heartwood consisted of a 32-acre church site for $2.2 million ($68,000 per acre) and two commercial properties totaling 2.4 acres for $1.3 million ($538,000 per acre). Sales in Chenal Valley included 20 residential lots for $3.1 million ($157,000 per lot). This compares to Improved Development sales of $3.3 million in the prior year period.
Rural sales of $49.4 million consisted of 7,656 acres at an average price of $6,457 per acre, including a 2,226-acre sale to a solar developer for $10,100 per acre. This compares to prior year period sales of $5.3 million, which consisted of 953 acres at an average price of $5,534 per acre.
First quarter Adjusted EBITDA5 of $46.2 million increased $44.2 million versus the prior year period.
Other Items
First quarter corporate and other operating expenses of $82.8 million increased $73.4 million versus the prior year period, primarily due to $70.4 million of costs related to the merger with PotlatchDeltic.1 The prior year period included $1.1 million of restructuring charges.7
First quarter interest expense of $14.3 million increased $7.9 million versus the prior year period, primarily due to incremental debt assumed in the merger with PotlatchDeltic. First quarter interest income of $7.2 million increased $4.3 million versus the prior year period, primarily due to a higher cash balance following the sale of the Company’s New Zealand joint venture interest in the second quarter of 2025.
First quarter income tax benefit of $39.4 million versus $0.3 million of income tax expense in the prior year period was primarily driven by a $40.3 million benefit associated with the release of a valuation allowance.3 This valuation allowance was primarily related to net operating losses generated by the Company’s taxable REIT subsidiary, which are now expected to be utilized following the merger with PotlatchDeltic.
Share Repurchases
During the first quarter, the Company repurchased approximately 1.5 million shares at an average price of $20.98 per share, or $31.1 million in total. As of March 31, 2026, the Company had $198.4 million remaining on its current share repurchase authorization.
Outlook
Consistent with the initial 2026 financial guidance we provided in February, the following full-year metrics reflect a pro rata contribution from legacy PotlatchDeltic operations for January 31, 2026 through December 31, 2026.
•Southern Timber: In our Southern Timber segment, we expect to achieve full-year harvest volumes of 12.1 to 12.6 million tons, with anticipated harvest volumes of 2.9 to 3.1 million tons in the second quarter. We expect regional sawtimber and pulpwood prices to remain relatively stable for the second quarter compared to the first quarter. However, full-year and quarterly average pine prices for the
1 Rayonier Way, Wildlight, FL 32097 904-357-9100

combined company’s Southern Timber segment are expected to be lower than the standalone prices for Rayonier in the prior year based on the geographic mix of the combined company.
•Northwest Timber: In our Northwest Timber segment, we expect to achieve full-year harvest volumes of 2.0 to 2.3 million tons, with anticipated harvest volumes of approximately 500,000 tons in the second quarter. We expect overall sawtimber prices to be higher in the second quarter compared to the first quarter primarily due to the addition of PotlatchDeltic’s Idaho timberlands. We also continue to expect that full-year 2026 average log pricing for the combined company’s Northwest Timber segment will be higher than the standalone pricing for Rayonier in the prior year. However, as we previously highlighted, our pricing in the Northwest following the merger will be more sensitive to fluctuations in lumber pricing, as a significant portion of our sawlog sales in Idaho are indexed to lumber prices.
•Wood Products: In our Wood Products segment, we continue to expect lumber shipments to total ~1.1 billion board feet for the 11 months of contribution in 2026. We further expect lumber shipments in the second quarter of approximately 310 to 320 million board feet. We were encouraged by the positive trajectory in lumber prices through mid-April, but pricing in recent weeks across some products has moderated amid more balanced supply/demand dynamics. Based on quarter-to-date price realizations and current lumber pricing, we expect the Adjusted EBITDA contribution from the Wood Products segment to be higher in the second quarter as compared to the first quarter results.
•Real Estate: We are pleased by the continued momentum in our Real Estate segment and maintain a strong pipeline of rural and improved development land sales for the balance of the year. Based on our current transaction pipeline and sales closed quarter-to-date, we expect an Adjusted EBITDA contribution in the second quarter of $25 to $35 million. For the full year, we continue to expect an Adjusted EBITDA contribution from our Real Estate segment of $180 to $200 million.
Conference Call
A conference call and live audio webcast will be held on Thursday, May 7, 2026 at 10:00 AM (ET) to discuss these results. The conference call can be accessed by registering online at www.rayonier.com, at which time registrants will receive dial-in information.
Access to the live audio webcast will be available at www.rayonier.com. A replay of the webcast will be archived on the Company’s website and available shortly after the call.
Complimentary copies of Rayonier press releases and other financial documents are also available by calling (904) 357-9100.
1"Costs related to the merger with PotlatchDeltic" include professional services fees, employee-related costs, accelerated stock-based compensation, and other integration-related costs incurred in connection with the merger, which closed on January 30, 2026.
2"Inventory purchase price adjustment in cost of sales" reflects a non-cash, one-time charge reflecting the excess of fair value over PotlatchDeltic’s historical cost on acquired finished goods inventory sold post-closing.
3"Tax benefit from valuation allowance release" reflects a non-cash release of Rayonier's pre-existing valuation allowance, triggered by deferred tax liabilities recognized in the PotlatchDeltic purchase price allocation.
4"Pro forma net income (loss) adjustments attributable to noncontrolling interests" are the proportionate share of pro forma items that are attributable to noncontrolling interests.
5"Pro forma net income (loss)," "Pro forma operating income (loss)," "Adjusted EBITDA" and "CAD" are non-GAAP measures defined and reconciled to GAAP in the attached exhibits.
6"Income from operations of discontinued operations" includes income generated by the Company’s New Zealand joint venture interest, which was classified as discontinued operations prior to its June 30, 2025 disposition.
7"Restructuring charges" include severance costs related to workforce optimization initiatives.
8"Net cost on legal settlements" reflects the net loss from litigation regarding insurance claims.
9"Intersegment eliminations" reflects the elimination of profit on log sales from the Timber segments to Wood Products that remain in inventory at the end of the period.
About Rayonier
Rayonier is a land resources real estate investment trust (REIT) with a portfolio comprising over four million acres in the U.S. South and U.S. Northwest. The company is focused on managing its timberlands on a sustainable basis while optimizing its overall portfolio value by delivering land to its highest and best use.
1 Rayonier Way, Wildlight, FL 32097 904-357-9100

Rayonier also operates six sawmills, an industrial-grade plywood mill, residential and commercial real estate developments, and a rural land sales program. Rayonier is committed to corporate responsibility, third-party forest certification, and supporting climate change mitigation through its land-based solutions business.
More information is available at www.rayonier.com. ___________________________________________________________________________________________________
Forward-Looking Statements - Certain statements in this press release regarding anticipated financial outcomes including Rayonier’s earnings guidance, if any, business and market conditions, outlook, expected dividend rate, acquisition and disposition activity, including the ability to realize the intended benefits of our recent merger with PotlatchDeltic Corporation, expected harvest schedules, timberland acquisitions and dispositions, the anticipated benefits of Rayonier’s business strategies, including the recent sale of the entities holding Rayonier’s interest in the New Zealand joint venture and the anticipated use of proceeds from such sale, and other similar statements relating to Rayonier’s future events, developments or financial or operational performance or results, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements are identified by the use of words such as “may,” “will,” “should,” “expect,” “estimate,” “believe,” “intend,” “project,” “anticipate,” “long-term,” “looking ahead” and other similar language. However, the absence of these or similar words or expressions does not mean that a statement is not forward-looking. While management believes that these forward-looking statements are reasonable when made, forward-looking statements are not guarantees of future performance or events and undue reliance should not be placed on these statements.
The following important factors, among others, could cause actual results or events to differ materially from those expressed in forward-looking statements that may have been made in this document: our ability to obtain the intended benefits of our merger with PotlatchDeltic Corporation, including future financial and operating results; the cyclical and competitive nature of the industries in which we operate; fluctuations in demand for, or supply of, our forest products and real estate offerings, including any further downturn in the housing market; entry of new competitors into our markets; changes in production and production capacity in the forest products industry; unanticipated manufacturing disruptions or inefficiencies in our supply chain and/or operations; fires at our manufacturing facilities; changes in policy regarding governmental timber sales; changes in global economic conditions and geopolitical tensions, including the war in Ukraine and elevated tensions in the Middle East; business disruptions arising from government shutdowns, public health crises and outbreaks of communicable diseases; the uncertainties of potential impacts of climate-related initiatives; the cost and availability of third-party logging and trucking services; the geographic concentration of a significant portion of our timberland; our ability to identify, finance and complete timberland acquisitions and/or to complete dispositions; changes in timberland values; changes in environmental laws and regulations regarding timber harvesting, delineation of wetlands, endangered species and development of real estate generally, that may restrict or adversely impact our ability to conduct our business, or increase the cost of doing so; adverse weather conditions, natural disasters and other catastrophic events such as hurricanes, wind storms and wildfires; the lengthy, uncertain and costly process associated with the ownership, entitlement and development of real estate, especially in Florida and Washington, including changes in law, policy and political factors beyond our control; the availability and cost of financing for real estate development and mortgage loans; changes in tariffs, taxes or treaties relating to the import and export of our products, our customers’ products or those of our and our customers’ competitors; changes in key management and personnel; and our ability to meet all necessary legal requirements to continue to qualify as a real estate investment trust (“REIT”) and changes in tax laws that could adversely affect beneficial tax treatment.
For additional factors that could impact future results, please see Item 1A - Risk Factors in the Company’s most recent Annual Report on Form 10-K and similar discussion included in other reports that we subsequently file with the Securities and Exchange Commission (the “SEC”). Forward-looking statements are only as of the date they are made, and the Company undertakes no duty to update its forward-looking statements except as required by law. You are advised, however, to review any further disclosures we make on related subjects in our subsequent reports filed with the SEC.

Non-GAAP Financial Measures - To supplement Rayonier’s financial statements presented in accordance with generally accepted accounting principles in the United States (“GAAP”), Rayonier uses certain non-GAAP measures, including “cash available for distribution,” “pro forma operating income (loss),” “pro forma net income (loss),” and “Adjusted EBITDA,” which are defined and further explained in this communication. Reconciliation of such measures to the nearest GAAP measures can also be found in this communication. Rayonier’s definitions of these non-GAAP measures may differ from similarly titled measures used by others. These non-GAAP measures should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP.
Contact:
Investors/Media
Collin Mings
904-357-9100
investorrelations@rayonier.com
# # #
1 Rayonier Way, Wildlight, FL 32097 904-357-9100

RAYONIER INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF CONSOLIDATED INCOME
March 31, 2026 (unaudited)
(millions of dollars, except per share information)

	Three Months Ended
	March 31,	December 31,	March 31,
	2026	2025	2025
SALES	$276.8	$117.5	$82.9
Costs and Expenses
Cost of sales	(230.3)	(68.2)	(65.0)
Selling and general expenses	(21.8)	(16.1)	(16.7)
Other operating expense, net	(70.4)	(6.2)	(1.1)
OPERATING (LOSS) INCOME	(45.7)	27.0	0.1
Interest expense, net	(14.3)	(6.7)	(6.4)
Interest income	7.2	9.3	2.9
Other miscellaneous income (expense), net	0.9	(3.2)	(1.9)
(LOSS) INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	(51.9)	26.4	(5.3)
Income tax benefit (expense)	39.4	(0.2)	(0.3)
(LOSS) INCOME FROM CONTINUING OPERATIONS	(12.5)	26.2	(5.6)
Income from operations of discontinued operations, net of tax	—	—	2.5
NET (LOSS) INCOME	(12.5)	26.2	(3.1)
Less: Net loss (income) attributable to noncontrolling interests in the Operating Partnership	0.1	(0.3)	0.1
Less: Net income attributable to noncontrolling interests in consolidated affiliates	—	—	(0.4)
NET (LOSS) INCOME ATTRIBUTABLE TO RAYONIER INC.	($12.4)	$25.9	($3.4)
(LOSS) EARNINGS PER COMMON SHARE
BASIC (LOSS) EARNINGS PER SHARE ATTRIBUTABLE TO RAYONIER INC.
Continuing Operations	($0.05)	$0.17	($0.04)
Discontinued Operations	—	—	$0.01
Net Income	($0.05)	$0.17	($0.02)
DILUTED (LOSS) EARNINGS PER SHARE ATTRIBUTABLE TO RAYONIER INC.
Continuing Operations	($0.05)	$0.16	($0.04)
Discontinued Operations	—	—	$0.01
Net Income	($0.05)	$0.16	($0.02)

Pro forma net income (loss) per share (a)	$0.07	$0.20	($0.02)

Weighted Average Common Shares used for determining
Basic EPS	255,954,391	155,506,254	153,677,854
Diluted EPS (b)	255,954,391	162,170,418	153,677,854
(a)    Pro forma net income per share is a non-GAAP measure. See Schedule F for definition and reconciliation to the nearest GAAP measure.
(b)    Diluted earnings per share is calculated based on the weighted average number of shares of common stock outstanding combined with the incremental weighted average number of shares that would have been outstanding assuming all potentially dilutive securities (including Redeemable Operating Partnership Units) were converted into shares of common stock at the earliest date possible. The incremental weighted average number of shares used for determining diluted EPS for the three months ended December 31, 2025 also includes 4,866,708 of contingently issuable shares from the additional dividend of $1.40 per share, which was declared on October 14, 2025. For the three months ended March 31, 2026 and 2025, because net (loss) earnings from continuing operations was a loss, the effect of anti-dilutive securities was excluded in the denominator of calculating diluted EPS. As of March 31, 2026, there were 301,675,323 common shares and 1,682,257 Redeemable Operating Partnership Units outstanding.
A

RAYONIER INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
March 31, 2026 (unaudited)
(millions of dollars)

	March 31,	December 31,
	2026	2025
Assets
Cash and cash equivalents	$681.7	$842.9
Inventory	113.2	6.8
Assets held for sale	28.4	5.4
Other current assets	72.4	28.6
Timber and timberlands, net of depletion and amortization	5,867.7	2,299.5
Higher and better use timberlands and real estate development investments	187.6	126.1
Property, plant and equipment	606.8	39.4
Less - accumulated depreciation	(28.4)	(20.9)
Net property, plant and equipment	578.4	18.5
Restricted cash, non-current	0.5	0.5
Operating lease right-of-use assets	23.5	16.3
Other assets	192.0	60.1
	$7,745.4	$3,404.7
Liabilities, Noncontrolling Interests in the Operating Partnership and Shareholders’ Equity
Current maturities of long-term debt	200.0	200.0
Other current liabilities	154.1	71.3
Long-term debt	1,855.1	845.3
Pension and other postretirement benefits, non-current	61.6	1.4
Other non-current liabilities	105.3	36.5
Noncontrolling interests in the Operating Partnership	39.9	40.5
Total shareholders’ equity	5,329.4	2,209.7
	$7,745.4	$3,404.7

B

RAYONIER INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
March 31, 2026 (unaudited)
(millions of dollars, except share information)

	Common Shares		Retained Earnings	Accumulated Other Comprehensive Income	Shareholders’ Equity
	Shares	Amount
Balance, January 1, 2026	161,425,616	$1,904.3	$280.9	$24.5	$2,209.7
Net loss	—	—	(12.5)	—	(12.5)
Net loss attributable to noncontrolling interests in the Operating Partnership	—	—	0.1	—	0.1
Dividends ($0.26 per share)	—	—	(81.1)	—	(81.1)
Issuance of shares associated with the merger with PotlatchDeltic, net of equity issuance costs of $0.9 million	140,872,342	3,202.6	—	—	3,202.6
Replacement equity awards granted in connection with the merger with PotlatchDeltic — precombination service portion	—	25.0	—	—	25.0
Issuance of shares under incentive stock plans	903,045	—	—	—	—
Stock-based incentive compensation	—	15.4	—	—	15.4
Repurchase of common shares made under repurchase program	(1,480,753)	—	(31.1)	—	(31.1)
Other (a)	(44,927)	(0.8)	(0.1)	2.2	1.3
Balance, March 31, 2026	301,675,323	$5,146.5	$156.2	$26.7	$5,329.4

	Common Shares		Retained Earnings	Accumulated Other Comprehensive Loss	Noncontrolling Interests in Consolidated Affiliates	Shareholders’ Equity
	Shares	Amount
Balance, January 1, 2025	148,536,643	$1,522.5	$257.2	($10.4)	$11.2	$1,780.5
Loss from continuing operations	—	—	(5.6)	—	—	(5.6)
Income from discontinued operations	—	—	2.1	—	0.4	2.5
Net loss attributable to noncontrolling interests in the Operating Partnership	—	—	0.1	—	—	0.1
Dividends ($0.2725 per share)	—	—	(42.7)	—	—	(42.7)
Issuance of common shares from special dividend (b)	7,560,983	200.4	—	—	—	200.4
Issuance of shares under incentive stock plans	5,566	—	—	—	—	—
Stock-based incentive compensation	—	2.3	—	—	—	2.3
Repurchase of common shares made under repurchase program	(95,000)	—	(2.6)	—	—	(2.6)
Adjustment of noncontrolling interests in the Operating Partnership	—	—	(4.3)	—	—	(4.3)
Other (a)	(420)	—	—	(3.9)	(1.4)	(5.3)
Balance, March 31, 2025	156,007,772	$1,725.2	$204.2	($14.3)	$10.2	$1,925.3

(a) Primarily includes shares purchased from employees in non-open market transactions to pay withholding taxes associated with the vesting of shares granted under the Company’s Incentive Stock Plan, dividend equivalents on deferred stock, pension and post-retirement benefit plan adjustments, foreign currency translation adjustments, mark-to-market adjustments of qualifying cash flow hedges, distributions to noncontrolling interests in consolidated affiliates and the allocation of other comprehensive income (loss) to noncontrolling interests in the Operating Partnership. The three months ended March 31, 2026 and March 31, 2025 also includes the redemption of 637 and 1,000 Redeemable Operating Partnership Units, respectively, for an equal number of Rayonier Inc. common shares.
(b) Reflects the issuance of shares related to the Company’s special dividend of $1.80 per common share, paid on January 30, 2025, to shareholders of record as of December 12, 2024. This dividend comprised a combination of cash and the Company’s common shares.

C

RAYONIER INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
March 31, 2026 (unaudited)
(millions of dollars)

	Three Months Ended March 31,
	2026	2025
Cash provided by operating activities:
Net loss	($12.5)	($3.1)
Depreciation, depletion and amortization from continuing operations	56.2	23.5
Depreciation, depletion and amortization from discontinued operations	—	4.3
Non-cash cost of land and improved development	12.0	2.4
Stock-based incentive compensation expense	15.4	2.3
Deferred income taxes	(39.5)	(1.0)
Other items to reconcile net income to cash provided by operating activities	1.7	8.7
Changes in working capital and other assets and liabilities	1.3	(9.4)
	34.6	27.7
Cash used for investing activities:
Capital expenditures from continuing operations	(20.4)	(12.0)
Capital expenditures from discontinued operations	—	(2.7)
Real estate development investments	(4.5)	(4.1)
Net cash consideration for merger with PotlatchDeltic	(24.8)	—
Interest received under swaps with other-than-insignificant financing element	4.1	—
Other	(7.4)	(2.6)
	(53.0)	(21.4)
Cash used for financing activities:
Repayment of debt	(27.5)	—
Dividends paid (a)	(81.1)	(110.4)
Distributions to noncontrolling interests in the Operating Partnership (b)	(0.4)	(1.5)
Equity issuance costs	(0.9)	—
Repurchase of common shares made under repurchase program	(31.1)	(2.6)
Distributions to noncontrolling interests in consolidated affiliates	—	(1.9)
Other	(1.8)	(0.1)
	(142.8)	(116.5)
Cash, cash equivalents and restricted cash:
Change in cash, cash equivalents and restricted cash	(161.2)	(110.2)

Balance from continuing operations, beginning of year	843.4	323.1
Balance from discontinued operations, beginning of year	—	20.1
Total Balance, beginning of year	843.4	343.2

Balance from continuing operations, end of period	682.2	216.9
Balance from discontinued operations, end of period	—	16.1
Total Balance, end of period	$682.2	$233.0
(a)The three months ended March 31, 2025 includes an additional dividend of $1.80 per common share, consisting of a combination of cash and the Company’s common shares. The cash portion of $67.8 million was paid on January 30, 2025, to shareholders of record on December 12, 2024.
(b)The three months ended March 31, 2025 includes an additional distribution of $1.80 per Redeemable Operating Partnership Unit, consisting of a combination of cash and the Company’s Redeemable Operating Partnership Units. The cash portion of $0.9 million was paid on January 30, 2025, to holders of record on December 12, 2024.
D

RAYONIER INC. AND SUBSIDIARIES
BUSINESS SEGMENT SALES, OPERATING (LOSS) INCOME,
PRO FORMA OPERATING INCOME AND ADJUSTED EBITDA
March 31, 2026 (unaudited)
(millions of dollars)

	Three Months Ended
	March 31,	December 31,	March 31,
	2026	2025	2025
Sales
Southern Timber	$88.7	$57.2	$50.9
Northwest Timber	32.1	18.0	21.8
Wood Products	108.5	—	—
Real Estate	59.8	42.3	10.2
Intersegment Eliminations (a)	(12.2)	—	—
Sales	$276.8	$117.5	$82.9

Operating (loss) income
Southern Timber	$12.4	$15.8	$10.1
Northwest Timber	(0.4)	(1.6)	0.3
Wood Products	(1.0)	—	—
Real Estate	27.4	27.1	(1.0)
Corporate and Other	(82.8)	(14.3)	(9.3)
Intersegment Eliminations (a)	(1.2)	—	—
Operating (loss) income	($45.7)	$27.0	$0.1

Pro forma operating income (loss) (b)
Southern Timber	$12.4	$15.8	$10.1
Northwest Timber	(0.4)	(1.6)	0.3
Wood Products	0.1	—	—
Real Estate	27.4	27.1	(1.0)
Corporate and Other	(12.3)	(8.0)	(8.2)
Intersegment Eliminations (a)	(1.2)	—	—
Pro forma operating income	$25.9	$33.3	$1.2

Adjusted EBITDA (b)
Southern Timber	$45.5	$32.0	$27.0
Northwest Timber	8.6	4.6	5.9
Wood Products	6.8	—	—
Real Estate	46.2	32.7	2.0
Corporate and Other	(11.8)	(7.5)	(7.9)
Intersegment Eliminations (a)	(1.2)	—	—
Adjusted EBITDA	$94.1	$61.7	$27.1
(a)Intersegment eliminations represents logs sold by the Timber segments to Wood Products, and includes the elimination of intersegment profit remaining in ending Wood Products inventory.
(b)Pro forma operating income (loss) and Adjusted EBITDA are non-GAAP measures. See Schedule F for definitions and reconciliations.

E

RAYONIER INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
March 31, 2026 (unaudited)
(millions of dollars, except per share information)

LIQUIDITY MEASURES:
	Three Months Ended
	March 31,	March 31,
	2026	2025
Cash Provided by Operating Activities	$34.6	$27.7
Working capital and other balance sheet changes	5.6	13.6
Costs related to the merger with PotlatchDeltic (a)	70.4	—
Capital expenditures	(20.4)	(12.0)
Cash provided by operating activities from discontinued operations	—	(9.0)
Cash Available for Distribution (b)	$90.2	$20.3

Net Loss	($12.5)	($3.1)
Interest, net and miscellaneous expense	7.1	3.5
Income tax (benefit) expense (c)	(39.4)	0.3
Depreciation, depletion and amortization	56.2	23.5
Non-cash cost of land and improved development	12.0	2.4
Non-operating (income) expense (d)	(0.9)	1.8
Costs related to the merger with PotlatchDeltic (a)	70.4	—
Inventory purchase price adjustment in cost of sales (e)	1.2	—
Restructuring charges (f)	—	1.1
Income from operations of discontinued operations, net of tax (g)	—	(2.5)
Adjusted EBITDA (h)	$94.1	$27.1
Cash interest received, net (i)	16.5	5.5
Cash taxes paid	—	(0.3)
Capital expenditures	(20.4)	(12.0)
Cash Available for Distribution (b)	$90.2	$20.3

Cash Available for Distribution (b)	$90.2	$20.3
Real estate development investments	(4.5)	(4.1)
Cash Available for Distribution after real estate development investments	$85.6	$16.2

PRO FORMA NET INCOME (LOSS) (j):
	Three Months Ended
	March 31, 2026		December 31, 2025		March 31, 2025
	$	Per Diluted Share	$	Per Diluted Share	$	Per Diluted Share
Net (Loss) Income Attributable to Rayonier Inc.	($12.4)	($0.05)	$25.9	$0.16	($3.4)	($0.02)
Pro Forma items net of tax:
Costs related to the merger with PotlatchDeltic (a)	69.5	0.27	6.3	0.04	—	—
Inventory purchase price adjustment in cost of sales (e)	0.9	—	—	—	—	—
Tax benefit from valuation allowance release (k)	(40.3)	(0.16)	—	—	—	—
Income from operations of discontinued operations (g)	—	—	—	—	(2.5)	(0.02)
Restructuring charges (f)	—	—	—	—	1.1	0.01
Net cost on legal settlements (l)	—	—	—	—	1.7	0.01
Pro forma net income (loss) adjustments attributable to noncontrolling interests (m)	(0.2)	—	(0.1)	—	0.4	—
Pro Forma Net Income (Loss)	$17.4	$0.07	$32.1	$0.20	($2.7)	($0.02)

F

PRO FORMA OPERATING INCOME (LOSS) AND ADJUSTED EBITDA (n) (h):

Three Months Ended	Southern Timber	Northwest Timber	Wood Products	Real Estate	Corporate and Other	Intersegment Eliminations	Total
March 31, 2026
Operating income (loss)	$12.4	($0.4)	($1.0)	$27.4	($82.8)	($1.2)	($45.7)
Costs related to the merger with PotlatchDeltic (a)	—	—	—	—	70.4	—	70.4
Inventory purchase price adjustment in cost of sales (e)	—	—	1.2	—	—	—	1.2
Pro forma operating income (loss)	$12.4	($0.4)	$0.1	$27.4	($12.3)	($1.2)	$25.9
Depreciation, depletion and amortization	33.1	9.0	6.7	6.9	0.6	—	56.2
Non-cash cost of land and improved development	—	—	—	12.0	—	—	12.0
Adjusted EBITDA	$45.5	$8.6	$6.8	$46.2	($11.8)	($1.2)	$94.1

December 31, 2025
Operating income (loss)	$15.8	($1.6)	—	$27.1	($14.3)	—	$27.0
Costs related to the merger with PotlatchDeltic (a)	—	—	—	—	6.3	—	6.3
Pro forma operating income (loss)	$15.8	($1.6)	—	$27.1	($8.0)	—	$33.3
Depreciation, depletion and amortization	16.2	6.2	—	1.9	0.4	—	24.7
Non-cash cost of land and improved development	—	—	—	3.7	—	—	3.7
Adjusted EBITDA	$32.0	$4.6	—	$32.7	($7.5)	—	$61.7

March 31, 2025
Operating income (loss)	$10.1	$0.3	—	($1.0)	($9.3)	—	$0.1
Restructuring charges (f)	—	—	—	—	1.1	—	1.1
Pro forma operating income (loss)	$10.1	$0.3	—	($1.0)	($8.2)	—	$1.2
Depreciation, depletion and amortization	16.9	5.6	—	0.6	0.4	—	23.5
Non-cash cost of land and improved development	—	—	—	2.4	—	—	2.4
Adjusted EBITDA	$27.0	$5.9	—	$2.0	($7.9)	—	$27.1

(a)“Costs related to the merger with PotlatchDeltic” include professional services fees, employee-related costs, accelerated stock-based compensation, and other integration-related costs incurred in connection with the merger, which closed on January 30, 2026.
(b)“Cash Available for Distribution” (CAD) is defined as cash provided by operating activities adjusted for capital spending (excluding timberland acquisitions and real estate development investments) and working capital and other balance sheet changes. CAD is a non-GAAP measure of cash generated during a period that is available for common share dividends, distributions to Operating Partnership unitholders, common share repurchases, debt reduction, timberland acquisitions and real estate development investments. CAD is not necessarily indicative of the CAD that may be generated in future periods.
(c)The three months ended March 31, 2026 includes a $40.3 million tax benefit from our valuation allowance release.
(d)The three months ended March 31, 2025 includes $1.7 million of net costs associated with legal settlements.
(e)“Inventory purchase price adjustment in cost of sales” reflects a non-cash, one-time charge reflecting the excess of fair value over PotlatchDeltic’s historical cost on acquired finished goods inventory sold post-closing.
(f)“Restructuring charges” include severance costs related to workforce optimization initiatives.
(g)“Income from operations of discontinued operations, net of tax” includes income generated by the Company’s New Zealand joint venture interest, which was classified as discontinued operations prior to its June 30, 2025 disposition.
(h)“Adjusted EBITDA” is defined as earnings before interest, taxes, depreciation, depletion, amortization, the non-cash cost of land and improved development, non-operating (income) expense, costs related to the merger with PotlatchDeltic, an inventory purchase price adjustment in cost of sales, restructuring charges, income from operations of discontinued operations and Large Dispositions. Adjusted EBITDA is a non-GAAP measure that management uses to make strategic decisions about the business and that investors can use to evaluate the operational performance of the assets under management. It excludes specific items that management believes are not indicative of the Company’s ongoing operating results.
(i)“Cash interest received, net” includes patronage refunds received of $14.8 million and $7.7 million during the three months ended March 31, 2026 and March 31, 2025, respectively. In addition, cash interest received, net includes cash interest received of $7.1 million and $2.9 million during the three months ended March 31, 2026 and March 31, 2025, respectively.
(j)“Pro forma net income (loss)” is defined as net income (loss) attributable to Rayonier Inc. adjusted for its proportionate share of costs related to the merger with PotlatchDeltic, an inventory purchase price adjustment in cost of sales, a tax benefit from valuation allowance release, income from operations of discontinued operations (net of tax), net costs associated with legal settlements, restructuring charges and Large Dispositions.

F

Rayonier believes that this non-GAAP financial measure provides investors with useful information to evaluate our core business operations because it excludes specific items that are not indicative of the Company’s ongoing operating results.
(k)“Tax benefit from valuation allowance release" reflects a non-cash release of Rayonier's pre-existing valuation allowance, triggered by deferred tax liabilities recognized in the PotlatchDeltic purchase price allocation.
(l)“Net cost on legal settlements” reflects the net loss from litigation regarding insurance claims.
(m)“Pro forma net income (loss) adjustments attributable to noncontrolling interests” are the proportionate share of pro forma items that are attributable to noncontrolling interests.
(n)“Pro forma operating income (loss)” is defined as operating income (loss) adjusted for costs related to the merger with PotlatchDeltic, an inventory purchase price adjustment in cost of sales, restructuring charges and Large Dispositions. Rayonier believes that this non-GAAP financial measure provides investors with useful information to evaluate our core business operations because it excludes specific items that are not indicative of the Company’s ongoing operating results.

F